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Annual Statement as to Compliance

For the Year Ended December 31, 2025 (the “Reporting Period”)

Issued by:

Berkadia Commercial Mortgage LLC

To:

Morgan Stanley

February 20, 2026

Pursuant to Servicing Agreement governing the referenced transaction, as an authorized officer of Berkadia Commercial Mortgage LLC (“Berkadia”), I hereby attest that:

         i.            A review of the activities of Berkadia as Servicer during the (reporting period) period and of its performance under this Servicing Agreement has been made under my supervision.

       ii.            To the best of my knowledge, based on such review, Berkadia as Servicer has fulfilled, in all material respects, its obligations under this Servicing Agreement throughout the period.

Deal Information:

Investor Number	Deal Name	Library	Section in the Servicing agreement
22051	ILPT 2022-LPFX	A	13.7
23181	TYSN 2023-CRNR	A	11.07

/s/ Andrea Kopanaiko

Andrea Kopanaiko

VP - Servicing Compliance

BERKADIA.COM

323 Norristown Rd, Suite 300, Ambler, PA 19002

BERKADIA COMMERCIAL MORTGAGE LLC